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                                                                    EXHIBIT 4.11



                        MORTGAGE AND SECURITY AGREEMENT
                           (INCLUDES FUTURE ADVANCES)

         THIS MORTGAGE AND SECURITY AGREEMENT (INCLUDES FUTURE ADVANCES) dated as of April 25, 1995 (the "Mortgage") is from STRIKER HOLDINGS, INC., a Texas corporation (the "Company" having its principal office at One Riverway, Suite 2450, Houston, Texas 77056 to FINOVA CAPITAL CORPORATION, a Delaware corporation (the "Mortgagee" or "FINOVA") having its principal place of business located at 111 West 40th Street, New York, New York 10018.

         This Mortgage is also a Security Agreement and Financing Statement under the Uniform Commercial Code of Arkansas and in compliance therewith the following information is set forth:

         1.      The names and addresses of the Debtor and Mortgagee are:

                          Debtor:          STRIKER HOLDINGS, INC.
                                           One Riverway, Suite 2450
                                           Houston, Texas 77056

                          Mortgagee:       FINOVA CAPITAL CORPORATION
                                           111 West 40th Street
                                           New York, New York 10018

         2. The property covered by this Mortgage, Security Agreement and Financing Statement is described in the Granting Clauses hereof.

         3. Some or all of the furniture, fixtures, equipment and other property described herein is or may become fixtures.

         4. The Company is the record owner of the real estate described in Annex A attached hereto and made a part hereof.

                                   RECITALS:

         A. The Company has entered into a revolving credit Security Agreement (Accounts Receivable, Inventory, Machinery and Equipment) dated as of April 25, 1995, (the "Agreement") in which the Mortgagee agrees to provide to the Company a revolving credit facility maturing three (3) years from date and renewed from year to year thereafter, unless and until terminated pursuant to the terms of the Agreement, which indebtedness shall consist of loans, advances and other financial accommodations to or for the benefit of the Company of up to: (a) 80% of the Net Amount of Eligible Accounts, as defined in the Agreement, (or such greater or lesser percentage





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thereof as FINOVA shall, in its sole and absolute discretion determine); (b)
$590,000 based upon a percentage of the orderly liquidation value of the Company's machinery and equipment (the "M & E Advance"). The M & E Advance shall be repaid to FINOVA in installments in the amount of $9,850 per month commencing on the last day of the month in which the Agreement is executed and delivered to FINOVA and continuing on the last day of each month thereafter for thirty-five (35) months at which time the entire balance of the M & E Advance shall be paid to FINOVA. Notwithstanding the foregoing, FINOVA shall have the right at any time to demand and receive the immediate repayment of the entire balance of the M & E Advance in the event (a) of any default or termination under the Agreement; (b) of any reduction in the value of the Borrower's machinery and equipment; or (c) that FINOVA, in its sole and absolute discretion, shall consider the M & E Advance insecure.

         B. Pursuant to said Agreement, the Company is granting to FINOVA a first perfected security interest in: (a) All of the Company's present and future accounts; (b) all of the Company's monies, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, FINOVA from or for the Company, or for the account of the Company, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of the Company's deposits (general or special) including, but not limited to security deposits, balances, sum and credits with FINOVA at any time existing or with a third party for the Company's account; (c) all of the Company's present and future right, title and interest, and all of the Company's present and future rights, remedies, security and liens, in, to and in respect of the accounts as defined in the Agreement and other collateral, as defined in the Agreement, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to the accounts, deposits or other security for the obligation of any Account Debtor, as defined in the Agreement, and credit and other insurance; (d) all of the Company's present and future right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, accounts including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any accounts or other collateral, including without limitation, all returned, reclaimed or repossessed goods; (e) all of the Company's present and future deposit accounts; (f) all of the Company's present and future books, records, ledger cards, computer programs (including all software and data contained in or by any computer whether in the possession of the Company or any other party) and other property and general intangibles evidencing or relating to the accounts and any other collateral or any Account Debtor, together with the file cabinets, containers, tapes or disks, in which the foregoing are stored ("Records"); (g) all of the Company's presently owned or hereafter acquired inventory; (h) all of the Company's machinery and equipment, whether presently owned or hereinafter acquired; (i) all other of the Company's present and future general intangibles of every kind and description, including, without limitation, customer lists, stock options, patent, trademark and copy right applications, trade names and trademarks, and the goodwill of the business symbolized thereby, patents, copyrights, licenses and Federal, State and local tax refund claims, leases, rents and insurance claims of all





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kinds; and (j) all proceeds of the foregoing, in any form, including, without limitation, all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

         C. In addition, the Company has agreed to unconditionally guarantee the performance of all obligations and liabilities and payment of all amounts due and payable, including any renewals, extensions, and modifications thereof under the terms of three Security Agreements (Accounts Receivable, Inventory Machinery and Equipment) entered on April 25, 1995, between FINOVA and Striker Industries, Inc., a Delaware corporation, Striker Paper Corporation, an Arkansas corporation, and Striker Services, Inc., a Texas corporation, hereinafter the "Corporate Guaranty".

         D. In order to further secure the payment of all Obligations (as that term is defined in Section 1.12 of the Agreement) under the Agreement and under the said Corporate Guaranty, the Company is hereby granting to FINOVA a first mortgage in certain Real Property and other Collateral as hereafter defined and described in the Granting Clauses herein.

         E. All amounts due and payable and all obligations and liabilities, including all renewals, extensions and modifications thereof, and the performance by the Company of its obligations and agreements under and pursuant to the Agreement or this Mortgage and the other Security Documents as hereinafter defined, are fully and unconditionally guaranteed by David A. Collins, Matthew D. Pond and Randal W. Miller pursuant to a Guaranty Agreement dated as of April 25, 1995 from Guarantors to the Mortgagee.

         F. All indebtedness and Obligations (as that term is defined in Section 1.12 of the Agreement), all fees and additional amounts and other sums at any time due and owing from, or required to be paid by the Company under the terms of the Agreement, this Mortgage, the Corporate Guaranty and any other security documents executed by Company to secure same (hereinafter "Security Documents"), or any other note, mortgage or security agreement executed and delivered by the Company pursuant to the Agreement or the Corporate Guaranty and any extensions, renewals or modifications of any of the above are hereinafter sometimes referred to as the "Indebtedness Hereby Secured".

         G. The Company is duly authorized under all applicable provisions of law, its Certificate of Incorporation and By-laws to issue, execute, and deliver this Mortgage and to convey, assign and grant a security interest in the Collateral (as hereinafter defined) to the Mortgagee, as security for the Indebtedness Hereby Secured and all corporate action and all consents, approvals and other authorizations and all other acts and things necessary to make this Mortgage the valid, binding and legal instrument for the security of the Indebtedness Hereby Secured have been done and performed.

         NOW, THEREFORE, THIS MORTGAGE WITNESSETH that the, Company, in consideration of the premises and of the sum of Ten Dollars ($10.00) received by the Company from the Mortgagee and other good and valuable consideration, receipt whereof is hereby





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acknowledged, and in order to secure the payment of the said Obligations evidenced by the said Agreement, the said Corporate Guaranty and the payment of all other Indebtedness Hereby Secured and the performance and observance of all the covenants, agreements and conditions contained in this Mortgage, the Security Documents, the Corporate Guaranty and the Agreement, the Company does hereby warrant, mortgage, pledge, assign, bargain, hypothecate, convey, grant, transfer, grant a first perfected security interest in and set over unto the Mortgagee and its successors and assigns, all of its estate, right, title and interest in and to all and singular the following described properties, rights, interest and privileges and all of the, Company's estate, right, title and interest therein, thereto and thereunder, if any (all of which properties hereby mortgaged, assigned, pledged and in which a first perfected security interest has been granted or intended so to be are hereinafter collectively referred to as the "Collateral"):

                                GRANTING CLAUSES

         I.      REAL PROPERTY

         The parcels of land in Ouachita County, State of Arkansas described in Annex A attached hereto and made a part hereof, together with the entire interest of the Company in and to all buildings, structures, improvements and appurtenances now standing, or at any time hereafter construed or placed, upon such land, including all right, title and interest of the Company, if any, in and to all building material, building equipment and fixtures of every kind and nature whatsoever on said land or in any building, structure or improvement now or hereafter standing on said land which are classified as fixtures under applicable law and which are, used in connection with the operation, maintenance or protection of said buildings, structures and improvements as such (including, without limitation, all air conditioning, ventilating, plumbing, heating, lighting and electrical systems and apparatus, all communications equipment and intercom systems and apparatus, all sprinkler equipment and apparatus and all elevators and escalators) and the reversion or reversions, remainder or remainders, in and to said land, and together with the entire interest of the Company in and to all and singular the tenements, hereditaments, easements, rights of way, rights, privileges and appurtenances to said land, belonging or in anywise appertaining thereto, including, without limitation, the entire right, title and interest of the Company in, to and under any streets, ways, alleys, gores or strips of land adjoining said land, and all claims or demands whatsoever of the Company either in law or in equity, in possession or expectancy, of, in and to said land, it being the intention of the parties hereto that, so far as may be permitted by law, all property of the character hereinabove described, which is now owned or is hereafter acquired by the Company and is affixed or attached or annexed to said land, shall be and remain or become and constitute a portion of said land and the, security covered by and subject to the Lien of this Mortgage, together with all accessions, parts and appurtenances appertaining or attached thereto and all substitutions, renewals or replacements of and additions, improvements, accessions and accumulations to any and all thereof, and together with all rents and the present and continuing right to make claim for, collect, receive and receipt for any and all of such rents (all of which properties are hereinafter referred to as the "Real Property").





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         II. TRADE PROPERTY

         All materials, furniture, furnishings, machinery, goods, fixtures, equipment to be erected or located on the Real Property and including, but not limited to, all heating, plumbing, lighting, water heating, cooking, laundry, refrigerating, incinerating, communications, ventilating and air conditioning equipment, disposals, dishwashers, recreational, lawn maintenance equipment, sprinkler systems, fire extinguishing apparatus and equipment, water tanks, engines, machines, boilers, dynamos, stokers, elevators, motors, cabinets, shades, blinds, partitions, window screens, screen doors, storm windows, awnings, drapes, rugs, and other floor coverings, furniture, furnishings, radios and television sets and wiring and antennae therefor, and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the foregoing, together with all other goods, equipment, furnishings, fixtures, machinery and furniture owned by the Company now or hereafter attached or affixed to or used in and about the building or buildings now erected or hereafter to be erected on the Real Property, or otherwise located on the Real Property and all fixtures, accessions and appurtenances thereto, and all renewals or replacements of or substitutions for any of the, foregoing (all of which properties are hereinafter referred to as "Trade Property").

         III. CONDEMNATION AWARDS AND PAYMENTS

         All judgments, awards of damages, settlements and other compensation heretofore or hereafter made resulting from condemnation proceedings or the taking of the Real Property or any part thereof or any improvements now or at any time hereafter located thereon or any easement or other appurtenances thereto under the power of eminent domain, or any similar power or right (including any award from the United States Government at any time after the allowance of the claim therefor, the ascertainment of the amount thereof and the issuance of the warrant for the payment thereof), whether permanent or temporary, or for any damage (whether caused by such taking or otherwise) to said Real Property or any part thereof or the improvements thereon or any part thereof, or to any rights appurtenant thereto, including severance and consequential damage, and any award for change of grade of streets (collectively, "Condemnation Awards").

         IV. PROCEEDS

         All proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquidated claims, including, without litigation, all proceeds and payments of insurance, related to the Collateral.

         SUBJECT HOWEVER, as to all property or rights in property at any time subject to the Lien hereof (whether now owned or hereafter acquired), to Permitted Encumbrances, as defined in Section 1.8 hereof.





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         TO HAVE AND TO HOLD the Collateral unto the Mortgagee and its successors and assigns forever for the purpose of securing performance of each agreement, covenant and warranty of the Company contained in the Agreement, the Corporate Guaranty, this Mortgage, the Security Documents and payment of the Indebtedness Hereby Secured. It is understood and agreed that this Mortgage is to secure the obligation of the Company to repay, without preference or priority, all sums due or to become due in respect to the indebtedness pursuant to the Agreement and the Corporate Guaranty, including those sums heretofore advanced, those of even date herewith and those to be earned or advanced in the future as specified in said Agreement and the Corporate Guaranty. THIS CONVEYANCE SHALL ALSO STAND AS SECURITY FOR ALL FUTURE ADVANCES AND ANY ADDITIONAL INDEBTEDNESS OF THE COMPANY TO MORTGAGEE, WHETHER IT BE INCURRED FOR ANY BUSINESS OR NON-BUSINESS PURPOSE THAT WAS RELATED, WHOLLY UNRELATED, SIMILAR OR DISSIMILAR TO THE PURPOSE OF THE ORIGINAL OBLIGATIONS AND INDEBTEDNESS EVIDENCED BY THE AGREEMENT AND/OR THE CORPORATE GUARANTY.

         PROVIDED NEVERTHELESS, and these presents are upon the express condition that if the Company performs the covenants herein contained and the Mortgagee is paid the full amount of all indebtedness and all other sums due or payable hereunder, under the Agreement, the Corporate Guaranty or under the Security Documents and all other Indebtedness Hereby Secured, the estate, right and interest of the Mortgagee in the property hereby conveyed and granted a first perfected security interest in shall cease and this Mortgage shall become null and void, but otherwise to remain in full force and effect.

         It is agreed and understood by the parties hereto that:

                 1. Any part of the security herein described, and any security described in the Agreement, the Corporate Guaranty, Security Documents or any other mortgage or other instrument now or hereafter given to secure the Indebtedness Hereby Secured, may be released by or at the direction of the Mortgagee without affecting the Lien hereof on the remainder or the obligations of the Company on and in respect of the Indebtedness Hereby Secured and any person acquiring any direct or indirect interest in the security herein described or in any security described in the Agreement, the Corporate Guaranty or Security Documents or any other mortgage, or other instrument now or hereafter given to secure the Indebtedness Hereby Secured shall take the same subject to all of the provisions hereof.

                 2. The Company for itself and all who may claim through or under it waives to the extent permitted by law any and all right to have the property and estates comprising the Collateral or any other property of the Company constituting security for the Indebtedness Hereby Secured marshalled upon any foreclosure of the Lien hereof, or to have the Collateral hereunder and the property covered by any other mortgage or deed of trust securing the Indebtedness Hereby Secured marshalled upon any foreclosure of any





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         of said mortgages or deeds of trust, and agrees that any court having jurisdiction to foreclose such Lien may order the Collateral sold as an entirety.

                 3. Upon the occurrence and during the continuance of any Event of Default hereunder the Mortgagee has, among other things, the right to foreclose on the Collateral and dispose of the same. The Mortgagee's deed (if permitted by law) or Sheriff's deed or other instrument of conveyance, transfer or release (which, if permitted by law, may be executed by the Mortgagee in its own name or as attorney-in-fact for the Company and the Mortgagee is hereby irrevocably appointed attorney-in-fact for the Company to, in the event that an Event of Default shall have occurred and be continuing, so execute such deed or other instruments of conveyance, transfer or release) shall be effective to convey and transfer to the grantee an indefeasible title to the property covered thereby, discharged of all rights of redemption (to the extent permitted by law) by the Company or any person claiming under it, and to bar forever all claims by the Company or the Mortgagee to the property covered thereby and no grantee from the Mortgagee or Sheriff shall be under any duty to inquire as to the authority of the Mortgagee or Sheriff to execute the same, or to see to the application of the purchase money.

SECTION 1. DEFINITIONS.

         Except as otherwise specifically provided herein, the following terms shall have the following meanings for all purposes of this Mortgage:

         "Account", "Chattel Paper", "Documents", "General Intangibles", "Instruments", "Inventory", "Patents", "Securities", "Trademarks," and "Tradenames" shall each have the meaning set forth in the Uniform Commercial Code.

         "Agreement" shall have the meaning ascribed to it in Recital A of this Mortgage.

         "Company" shall mean not only Striker Holdings, Inc., but also its successors and assigns.

         "Default" shall mean any event which would constitute an Event of Default as that term is defined in Section 8.1 of the Agreement if all requirements in connection therewith for the giving of notice, the lapse of time and the happening of any further condition, event or act had been satisfied.

         "Default Rate" shall mean the rate set forth in Paragraph 3.2 of the Agreement.

         "Eligible Investments" shall mean:

         (a) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition thereof, is accorded the highest rating by at least two





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of the following rating agencies: Standard & Poor's Corporation, Moody's
Investors Service, Inc.  or Duff & Phelps;

         (b) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

         (c) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof, rated AA or better by Standard & Poor's Corporation or Aa or better by Moody's Investors Service, Inc; and

         (d) Investments in Federally tax-exempt municipal bonds maturing in twelve months or less from the date of acquisition thereof and, at the time of acquisition, is rated "AAA" or better by Standard & Poor's Corporation or "Aaa" or better by Moody's Investors Service, Inc.

         "Environmental Claim" shall mean any written administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, lien, notice of noncompliance or violation, enforcement or adjudicatory proceeding arising (a) pursuant to any Environmental Law or Governmental Approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of a Governmental Authority, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive relief in connection with a Hazardous Substance arising from alleged injury or threat of injury to health, safety, natural resources or the environment, or (e) from any lien in favor of a Governmental Authority or other Person in connection with a Release, threatened Release or disposal of a Hazardous Substance.

         "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other legal requirement relating to public health, safety or protection of the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand having the force and effect of law issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company, Holdings or their Subsidiaries or the operation, construction or modification of any thereof, including without limitation the





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following:  the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

         "Event of Loss" with respect to the Collateral shall mean the loss or destruction of the Collateral or a substantial portion thereof, which shall include, without limitation, damage which renders repair impractical or uneconomical, or any other event which shall render the Collateral permanently unfit for use.

         "Governmental Authority" shall mean any international, foreign, federal, state, regional county, local or other governmental authority.

         "Guaranty Agreement" shall have the meaning assigned thereto in Recital C hereof.

         "Hazardous Substance" shall mean any hazardous, or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any material the exposure, to, or manufacture, possession, presence, use generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated by any Environmental Law.

         "Impositions" shall have the meaning assigned thereto in Section 2.7(a) hereof.

         "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease consignment or bailment for security purposes. The term shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances; (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property.





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
         "Material Adverse Effect" shall mean any change or changes or effect or effects that individually or in the aggregate are or are reasonably likely to be materially adverse to (a) the assets, business, operations, income or condition (financial or otherwise) of the Company, (b) transactions contemplated by this Agreement or the Corporate Guaranty, or (c) the ability of the Company perform its respective obligations under this Agreement, the Corporate Guaranty, Security Documents, or this Mortgage.

         "Permitted Encumbrances" shall mean the liens described in clauses (a) through (j) of Section 2.8.

         "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization.

  "Restoration" shall have the meaning assigned hereto in Section 3.1(a)(1)
                                    hereof.

         "Subsidiary" shall mean any corporation of which more than 50% (by number of votes) of the Voting Stock is owned and controlled by the Company and/or one or more corporations which are Subsidiaries.

 "Trade Property" shall have the meaning ascribed to it in Granting Clause of this Mortgage.

         "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in the State of Arkansas, as amended.

         "Voting Stock" shall mean securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions);

SECTION 2.       GENERAL COVENANTS AND WARRANTIES.

         The Company covenants, warrants and agrees as follows:

         Section 2.1. Agreement and Mortgage Covenants. Each and all of the provisions, restrictions, covenants and agreements set forth in the Agreement and the Corporate Guaranty and in each and every supplement thereto or amendment thereof which at any time or from time to time may be executed and delivered by the parties thereto or their successors and assigns, are incorporated herein by reference to the same extent as though each and all of said terms, provisions, restrictions, covenants and agreements were fully set out herein and as though any amendment or supplement to the Agreement and Corporate Guaranty were fully set out in an amendment or supplement to this Mortgage; and the Company does hereby covenant and agree well and truly to abide by, perform and be governed and restricted by each and all of the matters provided for by the Agreement and Corporate Guaranty and so incorporated herein to the same extent and with the same force and effect as if each and all of said terms, provisions, restrictions, covenants and agreements so incorporated herein by reference were set out and repeated herein





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at length, Without limiting the foregoing, the Company covenants and agrees to pay all taxes, assessments and governmental charges or levies imposed upon this Mortgage or the Indebtedness Hereby Secured (other than income taxes of the Mortgagee).

         Section 2.2. Ownership of Collateral. The Company covenants and warrants that it has fee simple title to the Real Property and good and marketable title to the other Collateral hereinbefore conveyed to the Mortgagee free and clear of all liens, charges and encumbrances whatever except Permitted Encumbrances, and the Company has full right, power and authority to convey, transfer, mortgage arid grant a first perfected security interest in the same to the, Mortgagee for the uses and purposes in this Mortgage set forth; and the Company will warrant and defend the title to the Collateral against all claims and demands whatsoever except Permitted Encumbrances.

         Section 2.3. Further Assurances. The Company will, at its own expense, do, execute, acknowledge and deliver all and every further reasonable, act, deed, conveyance, transfer and assurance necessary or proper for (a) the better assuming, conveying, assigning and confirming unto the Mortgagee all of the Collateral, or property intended so to be, whether, now owned or hereafter acquired and (b) the perfection of the first security interest provided for in the Collateral whether now owned or hereafter acquired. The Mortgagee, as secured party, to the extent permitted by law, may file one or more financing statements disclosing its security interest in any or all of the Collateral without the Company's signature appearing thereon. The Company also hereby grants the Mortgagee, as such secured party a power of attorney to execute any such financing statement, or amendments and supplements to financing statements, on behalf of the Company without notice thereof to the Company, which power of attorney is coupled with an interest and is irrevocable until the Indebtedness Hereby Secured has been fully satisfied.

         Section 2.4. Payment of Principal and Interest. The Company will duly and punctually pay the principal and interest on all loans, advances, financial accommodations, obligations and indebtedness evidenced by the Agreement and the Corporate Guaranty secured hereby according to the terms thereof

         Section 2.5. Maintenance Of Collateral, Other Liens, Compliance with Laws, tens, Environmental Matters, Etc. Without limiting the provisions of the Agreement, (a) the Company shall (1) promptly repair, restore, replace, or rebuild any material buildings, improvements or Trade Property now or hereafter on the Real Property which may become damaged or be destroyed, (2) keep the Collateral in good condition and repair, ordinary wear and tear excepted, without waste, and free from all claims, liens, charges and encumbrances (except for claims, liens, charges and encumbrances that are being contested under and in compliance with Section 2.7(c) hereof) other than Permitted Encumbrances, (3) pay when due any indebtedness which may be secured by a Lien or charge on the Collateral and upon request provide satisfactory evidence of the discharge of such Lien to the Mortgagee (unless such payment is being contested under and in compliance with Section 2.7(c)), (4) comply with all requirements of law or municipal ordinances, including without limitation all Environmental Laws, with respect to the Collateral and the use thereof, failure to comply with which would be reasonably likely to result in any material interference with the use or operation of the Collateral by the Company or would materially adversely affect the assets, business, operations, income or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, and (5) make no material alterations in said Collateral except as required by law or municipal ordinance; provided that the Company may make such other material alterations so long as such alterations are completed in compliance with the requirements of paragraphs (b) and (c) of this Section 2.5.

         (b) The Company may, at its expense, (1) construct upon the Collateral additional buildings, structures and other improvements and (2) install, assemble and place upon the Collateral any items of Trade Property, signs, furniture, furnishings, equipment, machinery and other tangible personal property used or useful in the Company's business, in each case upon compliance with the provisions of paragraph (a) of this Section 2.5. All such buildings, structures and other improvements shall be and remain part of the realty and shall be subject to this Mortgage with respect thereto.

         (c) Any repair, restoration, rebuilding, substitution, replacement, modification, alteration of or addition to the Collateral pursuant to Section 2.5(b) must not materially impair the market value, structural integrity or usefulness of the Collateral for use in the ordinary course of business; shall be performed in a good and workmanlike manner and be expeditiously completed in compliance in all material respects with all laws, ordinances, orders, rules, regulations and requirements applicable thereto, including to the extent necessary to maintain in full force and effect the policies of insurance required by Section 2.6 hereof. All costs and expenses of each such repair, restoration, rebuilding, substitution, replacement, the discharge of all liens filed against the Collateral arising out of the same, together with all costs and expenses necessary to obtain any permits or licenses required in connection therewith shall be promptly paid by the Company (except to the extent such costs and expenses are being contested under and in compliance with Section 2.7(c)).

(d)      The Company:

         (1) shall maintain the Collateral in compliance in all material respects with any applicable Environmental Law;

         (2) shall require that all of its tenants and subtenants at the Collateral comply in all material respects with any applicable Environmental Law;

         (3) shall obtain and maintain in full force and effect all material Governmental Approvals required for its operations at or on the Collateral by any applicable Environmental Law;

         (4) shall cure any violation of applicable Environmental Law by any Person at the Collateral;

                 (5) shall not, and shall not permit any other Person to, own or operate on the Collateral any (i) landfill or dump or (ii) hazardous waste treatment, storage or disposal facility as defined pursuant to RCRA or any comparable state law;

                 (6) shall not use, generate, treat, store, release or dispose Hazardous Substances at or on the Collateral except in the, ordinary course of its business;

                 (7) shall within ten (10) Business Days notify the Mortgagee in writing, of and provide any reasonably requested documents, upon learning of any of the following which arise in connection with the Collateral:

                          (A) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law;

                          (B)     any material Environmental Claim,

                          (C) any material violation of an Environmental Law or Release of a Hazardous Substance;

                          (D) any material restriction on the ownership, occupancy, use or transferability arising pursuing to any (1) Release, threatened Release, or disposal of a Hazardous Substance or (ii) Environmental Law; or

                          (E) any other environmental, natural resource, health or safety condition, which would reasonably be expected to have a Material Adverse Effect; and,

                 (8) at its expense, will conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, clean up or abate any material quantity of Hazardous Substance Released or disposed at or on the Collateral as required by any applicable Environmental Law and any order or directive from a Governmental Authority having jurisdiction, except to the extent the Company is reasonably contesting any Environmental Law or any order or directive from a Governmental Authority, so long as (i) such contest is in good faith and by appropriate proceedings, (ii) adequate reserves are maintained in accordance with GAAP and (iii) no forfeiture will result from a failure to comply with the contested requirement.

         (e) The Company at its own expense and at the reasonable written request of the Mortgagee shall provide reasonably expeditiously an environmental report of reasonable scope, form and depth by a consultant reasonably acceptable to the Mortgagee as to any matter for which notice is provided pursuant to Section 2.5(d)(7) above or which may reasonably be believed by the Mortgagee to form the basis of an Environmental Claim in connection with the Collateral. If such a requested environmental report is not delivered within seventy-five (75) days after receipt of the Mortgagee's request, then the Mortgagee may arrange for same, and the Company hereby grants to the Mortgagee and its representatives access to the Collateral and a license to undertake such an assessment. The reasonable cost of any assessment arranged for by the Mortgagee pursuant to this provision will be payable by the Company on demand and added to the obligations secured by this Mortgage and the other Security Documents.

         (f) The Company may use and operate the Collateral for any lawful purpose not inconsistent with the provisions of the Agreement.

         Section 2.6. Insurance. The Company shall, at Company's sole cost and expense, obtain and maintain or cause to be obtained and maintained in some company or companies (having a Best's rating of A:XI or better) approved by
FINOVA:

         (a) Comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with such minimum limits as FINOVA shall, from time to time, specify, but in any event not less than those amounts customarily maintained by owners of substantially similar property; and

         (b) During the course of construction and until all improvements have been completed, a standard form Builder's Risk Policy on a replacement cost basis, with an "all risk" endorsement, a course of construction endorsement, and with a collapse insurance provision, in an amount approved by FINOVA, with loss payable to the FINOVA under a lender's loss payable endorsement; and

         (c) If any of the Mortgaged Property is within an area known as a "special flood hazard area" as defined in the Flood Disaster [Protection Act of 1973, a Standard Flood Insurance Policy on the Mortgaged Property as required by the Act or in the amount of the Indebtedness Hereby Secured, which is greater; and

         (d) Statutory workmen's compensation insurance and employer's liability insurance for all persons working in or about the Mortgaged Property; and

         (e) Business interruption or loss of rents insurance in a minimum amount specified by FINOVA; and

         (f) hazard insurance upon the Improvements and Tangible Personal Property, insuring against loss by fire and all other hazards covered by extended coverage and special extended coverage endorsements (including but not limited to loss by windstorm, hail, flood, earthquake, tornado, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as FINOVA, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount (which shall, in any event be at least equal to the full replacement value of the Collateral) as shall be satisfactory to FINOVA; and

         (g) Such other insurance as the Beneficiary may, from time to time, reasonably require by notice in writing to the Grantor.

         All required insurance policies shall provide for not less than thirty
(30) days' prior written notice to FINOVA of any cancellation, termination, or material amendment thereto. The Company will cause all policies of hazard insurance, business interruption insurance and loss of rents insurance to be payable to FINOVA pursuant to a standard mortgagee clause acceptable to FINOVA and shall have FINOVA named as loss payee pursuant to a standard loss payee clause acceptable to FINOVA; and the Company will cause all liability insurance policies to name FINOVA as additional insured, if FINOVA so requires. Each such policy shall, in addition, provide that there shall be no recourse against FINOVA for payment of premiums or other amounts with respect thereto. Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to FINOVA notwithstanding any action, inaction or breach of representation or warranty by the Company. The Company will deposit said policy or policies of insurance with the FINOVA as further security for the Obligations, no responsibility for the approval or maintenance of any insurance (required to be maintained pursuant hereto) being imposed upon FINOVA. In the event of damage to or destruction of the Collateral by fire or other casualty, the net proceeds of the insurance shall be applied upon the Obligations in such manner as FINOVA may elect; or, at the option of FINOVA, such proceeds may be released to the Company to be used to restore such property to its former condition. Any insurance policies furnished FINOVA shall become its property in the event FINOVA becomes the owner of the Mortgaged Property by foreclosure or otherwise. FINOVA is hereby authorized and empowered, at its option, to adjust or compromise any loss under any insurance policies, and to collect and receive the proceeds from any such policy or policies.

         Section 2.7.     Payment of Taxes and Other Charges; Contests Thereof.
(a) Without limiting the provisions of the Agreement or the Corporate Guaranty, the Company will pay and discharge, before the same shall become delinquent, together, with interest and penalties thereon, if any, (1) all taxes, assessments (including assessments for benefits from public works or improvements whenever begun or completed), levies, fees, water and sewer rents and charges, and all other Governmental charges, general and special, ordinary and extraordinary, and whether or not within the contemplation of the parties hereto, which are at any time, levied upon or assessed against it or the Collateral or any part thereof or upon this Mortgage or the Indebtedness Secured Hereby, or upon the revenues, rents, issues, income and profits in respect of the Collateral, or arising, in respect of the occupancy, use or possession thereof, which failure to pay would result in the creation of a Lien upon the Collateral or any part thereof, or upon the revenues, rents, issue, income and profits of the Collateral or in the diminution thereof or would result in any material interference with the use or operation of the Collateral by the Company, (2) all corporate franchise, excise and other taxes, fees and charges assessed, levied or imposed in respect of its corporate existence or its right to do business in any state, (3) all income, excess profits, excise, sales, franchise, gross receipts and other taxes, duties or imposts, whether of a like or different nature, assessed, levied or imposed by any governmental authority on it or the Collateral, or any portion thereof, or upon the revenues, rents, issues, income and profits of the Collateral whether or not the failure to pay any such tax, duty or impost might in the creation of a Lien upon any asset of the, Company or the Collateral or any part thereof or upon the revenues, rents, issues, income and profits of the Collateral or in the diminution thereof, and whether or not any such tax, duty or impost is payable directly by the Company or is subject to withholding at the source and
(4) all lawful claims and demands of mechanics, laborers, materialmen and others which, if unpaid, might result in the creation of a Lien on the Collateral or upon the revenues, rents, issues, income and profits of the Collateral and, in general, will do or cause to be done everything necessary so that the Lien hereof shall be fully preserved at the cost of the Company, without expense to the Mortgagee (all of which taxes, assessments, levies, fees and other governmental or non-governmental charges, claims and demands of like nature are hereinafter, referred to as (Impositions"). The Company shall discharge any claims or Lien relating to Impositions upon the Collateral.

         (b) The Company will pay when due all utility charges which are incurred by the Company for the benefit of the Collateral or which may become a charge or Lien against the Collateral for gas, electricity, water or sewer services furnished to the Collateral and all other assessments or charges of a similar nature, whether public or private, affecting the Collateral or any portion thereof, whether or not such taxes, assessments or charges are or may become Liens thereon.

         (c) Contest. Without limiting the Agreement or the Corporate Guaranty, and always subject to the terms and conditions thereof, the Company may, in good faith and with reasonable diligence and by appropriate proceedings diligently prosecuted, contest or cause to be contested the validity or amount of any such Impositions, provided that:

                 (1) such contest shall have the effect of preventing (i) sale, forfeiture of loss of the Collateral or any part thereof or interest therein to satisfy the same, and (ii) any material interference with the value, use or occupancy of the Collateral or any part thereof; and

                 (2) the Company shall have established with respect to such Impositions (and any attendant penalties or late fees) reserves deemed by it to be adequate reserve with respect thereto.

         Section 2.8. Limitation on Liens. The Company will not create or incur or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, charge or other Lien of any kind upon the Collateral, whether now owned or hereafter, acquired, or upon any income or proceeds therefrom, except the following:

         (a) Liens for property taxes and assessments or governmental charges or levies, and liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not overdue or, if overdue, is being contested in accordance with Section 2.7(c);

         (b) Liens of or resulting from any judgment or award, the time for the, appeal or petition for rehearing of which shall not have expired, or in respect of which the Company shall at any time in good faith be prosecuting an appeal or proceeding for, a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

         (c) Liens, charges, encumbrances and priority claims incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen' and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tender, or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general natural incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in accordance with
Section 2.7(c),

         (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for right-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, and which do not in any event detract from the value of said properties or materially impair the value thereof or their use in the operation of the business of the Company;

         (e) Liens securing indebtedness of a Subsidiary to the Company or to another Subsidiary:

         (f) Liens created by the Agreement, the Corporate Guaranty, and the other Security Documents, including without limitation this Mortgage and Security Agreement and Liens expressly permitted pursuant thereto;

         (g) Liens created or incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (1) the Lien shall attach solely to the fixed assets acquired or constructed, (2) such Lien shall have been created or incurred within six months of the date of acquisition or the date of completion of construction, (3) at the time of acquisition or construction of such fixed assets, the aggregate amount remaining unpaid on all indebtedness secured by Liens on such fixed assets whether or not assumed by the Company shall not exceed an amount equal to the lesser of the total acquisition price or fair market value at the time of acquisition or construction of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (4) all such indebtedness shall have been incurred within the applicable limitations provided in the Agreement and the Corporate Guaranty; and

         Section 2.9. Advances. If the Company shall fail to comply with the covenants contained herein or contained in the Agreement and the Corporate Guaranty and incorporated herein by reference, the Mortgagee, without waiving any Default or Event of Default or releasing any obligation, may (but shall be under no obligation to) at any time, thereafter make such payment or perform such act for the account and at the expense of the Company, and may enter upon the Collateral or any part thereof for such purpose and take all such action thereon as, in the opinion of the Mortgagee, may be necessary or reasonably appropriate therefore. All such so paid by the Mortgagee and all costs and expenses (including, without limitation, reasonable attorneys' fee and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurrence, shall be secured hereby and shall be paid by the Company to the Mortgagee on demand. The Mortgagee in making any payment authorized under this Section 2.9 relating to taxes or assessments may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim thereof. The Mortgagee, in performing any act hereunder, shall be the sole judge of whether the Company is required to perform the same under the terms of this Mortgage and no such advance shall be deemed to relieve the Company from any default hereunder.

         Section. 2.10.   Recordation. The Company will, at its own expense,
cause this Mortgage and all supplements hereto and any financing statements and continuation statements required by the Uniform Commercial Code or other law in respect thereof at all times to be kept recorded and filed at its own expense in such manner and in such places as may be required by law in order to fully preserve and protect the rights of the Mortgagee hereunder, and will furnish to the Mortgagee promptly after the execution and delivery of this Mortgage and of each supplement and each financing statement or continuation statement, as the case may be, an opinion of counsel stating that in the opinion of such counsel this Mortgage or such supplement and/or such financing statement or continuation statement, as the case may be, has been properly recorded or filed for record so as to make effective of record the Lien and (subject to Permitted Encumbrances) the first perfected security interest intended to be created hereby.

         Section 2.11. After-Acquired Property. Any and all property hereafter acquired which is of the kind or nature described in the Granting Clauses hereof and is or is intended to become a part thereof, shall ipso facto, and without any further conveyance, assignment or act on the part of the Company or the Mortgagee, become and be, subject to the Lien and first perfected security interest of this Mortgage as fully and completely as though specifically described herein; but nevertheless the Company shall from time to time, if requested by the Mortgagee, execute, and deliver any and all such further assurances, conveyances and assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting to the Lien and first perfected security interest of this Mortgage any and all such property subject to Permitted Encumbrances.

         Section 2.12. Indemnification; Waiver of Offset. (a) If the Mortgagee is made a party defendant to any litigation concerning this Mortgage or the Collateral or any part thereof or interest therein, then the Company shall indemnify, defend and hold the Mortgagee harmless from all liability by reason of said litigation, including reasonable attorneys' fees and expenses incurred by the Mortgagee in any such litigation, whether or not any such litigation is prosecuted to judgment. If the Mortgagee commences an action against the Company to enforce any of the terms hereof or because of the breach by the Company of any of the terms hereof, or for the recovery of any of the indebtedness hereby secured, the Mortgagee shall have its reasonable attorneys' fees and expenses paid by the Company. If the Mortgagee is a party to any discussion or negotiations relating to any amendment, waivers or consents to the Agreement, the Corporate Guaranty or this Mortgage or relating to any loan modification, recasting, settlement or other agreement relating to the Indebtedness Hereby Secured, then the Company shall indemnify, defend and hold the Mortgagee harmless from all liability, costs and expenses incurred in connection therewith, including reasonable attorneys' fees and expenses.

         (b) All sums payable by the company hereunder shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of the Company hereunder shall in no way be released, discharged or otherwise affected (except as expressly provided herein) by reason of: (i) any damage to or destruction or of any condemnation or similar taking of the Collateral or any part thereof; (ii) any restriction or prevention of or interference with any use of the Collateral or any part hereof; (iii) any title defect or encumbrance on the Collateral or any part thereof by title paramount or otherwise; (iv) any bankruptcy, insolvency, reorganization, liquidation or other like proceeding relating to the composition, adjustment, dissolution, Mortgagee, or any action taken with respect to this Mortgage by any trustee or receiver of the Mortgagee, or by any court, in any such proceeding; (v) any claim which the Company has or might have against the Mortgagee; (vi) any default or failure on the part of the Mortgagee to perform or comply with any of the terms hereof or of any other agreement with the Company; or (vii) any other occurrence whatsoever, whether similar or dissimilar to the foregoing; whether or not the Company shall have notice or knowledge of any of the foregoing. Except as expressly proved herein, the Company waives to the extent permitted by law all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any of the indebtedness Hereby Secured and payable to the Company.

         SECTION 3. APPLICATION OF INSURANCE AND CERTAIN OTHER MONEYS RECEIVED
                    BY THE MORTGAGEE.

         Section 3.1. Insurance Proceeds and Condemnation Awards. (a) The amounts received by or payable to the Mortgagee from time to time which constitute insurance proceeds in respect of any damage to or destruction of the Collateral or any part thereof or Condemnation Awards or compensation covering the Collateral (less the actual costs, fees and expenses incurred in the collection thereof) shall be held by the Mortgagee as part of the Collateral and shall be applied by the Mortgagee as set forth below:

                 (1) In the case of an Event of Loss or upon the receipt of Condemnation Awards or compensation, such proceeds shall be paid over to the Company from time to time as it may direct upon a written application signed by the President or any Vice President of the Company. Such application shall be accompanied by evidence satisfactory to the Mortgagee supporting such application for the purpose of paying, or reimbursing the Company for the payment of, the reasonable cost, as shown by such application, of repairing or replacing part or all of the Collateral damaged, destroyed or condemned ("Restoration"), but only if written application is made therefore within twelve months of the receipt of such proceeds or Condemnation Award or compensation by the Company, and then only for and to the extent that the Company shows by such evidence of costs that the portion of such proceeds or award of compensation remaining on deposit with the Mortgagee, together with any additional funds irrevocably allocated or otherwise provided for in a manner satisfactory to the Mortgagee for such purpose, shall be sufficient to complete such Restoration and restore or replace the Collateral at least to the market value and condition which existed immediately prior to the damage, destruction, condemnation or taking, as the case may be, free from liens or encumbrances except Permitted Encumbrances. Every such application for the payment of such proceeds or Condemnation Award or compensation shall state that no Event of Default has occurred and is continuing. So long as no Event of Default shall have occurred and be continuing and upon the written request of the Company accompanied by evidence satisfactory to the Mortgagee that the Restoration has been completed and the costs thereof paid in full, the balance, if any, of such proceeds in excess thereof shall be paid to the Company. The Mortgagee shall receive a supplement hereto sufficient, as shown by an opinion of counsel (which may be counsel for the Company) if requested by the Mortgagee, to grant a valid first Lien and first perfected security interest (subject to Permitted Encumbrances) in any additions to or substitutions for the Collateral to or for the benefit of the Mortgagee, which opinion shall also cover the filing and/or recording of such supplement (and a financing statement or similar notice thereof if and to the extent permitted or required by applicable law) so as to perfect the Lien and security interest In such additions or substitutions, or in the alternative an opinion that no such supplement required for such purpose.

                 (2) In the event that a written application shall not have been made within the twelve-month period provided for in Section 3.1(a)(1) for any portion of the insurance proceeds or Condemnation Award or compensation, as the case may be, the Mortgagee shall apply such insurance proceeds or awards of compensation in accordance with
         Section 4.3.

         Section 3.2. Mortgage Title Insurance. Any moneys received by the Mortgagee as payment for any lost under any policy of mortgage title insurance which was delivered by the Company shall become part of the Collateral.

         Section 3.3. Other Proceeds. Any other moneys received by the Mortgagee in connection with the release of the Collateral shall be held by the Mortgagee as part of the Collateral and shall be applied by the Mortgagee upon the terms and in the manner provided in Section 4.3 hereof.

         Section 3.4 Application if Event of Default Exists. If an Event of Default has occurred and is continuing, all amounts received by the Mortgagee under this Mortgage, including without limitation, all amounts held pursuant to Section 3.5 shall be applied in the manner provided for in Section
4.3 hereof in respect of proceeds and avails of the Collateral.

         Section 3.5. Investment of Collateral. All monies held by the Mortgagee hereunder as Collateral shall be invested and reinvested by the Mortgagee at the direction of the Company in one or more Eligible Investments. The Mortgagee shall not in any way be held liable by reason of any insufficiency of such invested Collateral resulting from any loss on any Eligible Investment included therein. All interest carried on such Eligible Investments shall be held by the Mortgagee as Collateral hereunder and shall be invested and reinvested pursuant to this Section 3.5.

         SECTION 4.       DEFAULTS AND REMEDIES THEREFOR.

         Section 4.1. Events of Default. The Company acknowledges and agrees, without limitation, that each and all of the terms and provisions of Sections 8.1 through 8.7 of the Agreement, inclusive, have been and are incorporated into this Mortgage by reference to the same extent as though fully set out herein and that the term Event of Default wherever used in this Mortgage shall mean either: (a) an Event of Default as defined in Section 8.1 of the Agreement, or (b) the failure of the Company to comply with any covenant, agreement or warranty contained in this Mortgage within 30 days after the earlier of (1) the Mortgagee shall have given written notice thereof to the Company, or (2) such failure shall first become actually known to a Responsible Officer of the Company.

         Section 4.2. Remedies. When any Event of Default has occurred and is continuing, the Mortgagee may exercise any one or more or all, and in any order, of the remedies hereinafter set forth, it being expressly understood that no remedy herein or in the Agreement or the Corporate Guaranty conferred is intended to be exclusive of any other remedy or remedies; but each and every remedy shall be cumulative and shall be, in addition to every other remedy given herein or now or hereafter existing at law or in equity or by statute:

         (a) Subject to compliance with the Agreement and the Corporate Guaranty, the Mortgagee may, by notice in writing to the Company declare the entire unpaid balance of the Indebtedness Hereby Secured to be immediately due and payable; and thereupon all outstanding principal, together with all accrued interest thereon and premium, if any, and all other fees or other amounts payable with respect thereto shall be and become immediately due and payable.

         (b) The Mortgagee, personally or by agents or attorneys may, to the extent permitted by law, enter into and take possession of all or any part of the Collateral, and may forthwith use, operate and manage the Collateral, collect the earnings and income therefrom, pay all charges including taxes and assessments levied thereon and operating and maintenance expenses and all disbursements and liabilities of the Company hereunder and apply the net proceeds arising from any such operation of tile Collateral as provided in
Section 4.3 hereof in respect of the, proceeds of a sale of the Collateral. The right to enter and take possession of the Collateral and use any personal property therein, to manage, operate and conserve the same, and to collect the rents, issues and profits thereof, shall be in addition to all other rights or remedies of the Mortgage hereunder or afforded by law, and may be exercised concurrently therewith or independently thereof. The expenses (including any reasonable receiver's, fees, reasonable counsel fees, costs and agent's compensation) incurred pursuant to the powers herein contained shall be secured hereby and the Company promises to pay all such expenses upon demand together with interest thereon at the Default Rate. The Mortgagee shall not be liable to account to the Company for any action taken pursuant hereto other than to account for any rents actually received by the Mortgagee. Without taking possession of the Collateral, the Mortgagee may, in the event the Collateral becomes vacant or is abandoned, take such reasonable steps as it deems appropriate to protect and secure the Collateral (including hiring watchmen therefor) and all costs incurred in so doing shall constitute so much additional Indebtedness Hereby Secured payable upon demand with interest thereon at the Default Rate.

         (c) The Mortgagee may, if at the time such action may be lawful and always subject to compliance with any mandatory legal requirements, either with or without taking possession and either before or after taking possession, and without instituting any legal proceedings whatsoever, and having first given notice of such sale to the Company at least 30 days prior to the date of such sale and having given any other notice which may be required by law, sell and dispose of said Collateral or any part thereof at public auction or private sale to the highest bidder, which may be the Company in one lot as an entirety or in separate lots (the Company for itself and for all who may claim by, through or under it hereby expressly waiving and releasing all rights to have the Collateral marshalled to the extent permitted by law), and either for cash or on credit and on such terms as the Mortgagee may determine and at any place (whether or not it be the location of the Collateral or any part thereof) designated in the notice above referred to. Any such sale or sales may be adjourned from time to time by announcement at the time and place appointed for such sale or sales or for any such adjourned sale or sales, without further published notice.

         (d) The Mortgagee may proceed to protect and enforce its rights by a suit or suits in equity or at law, or for the specific performance of any covenant or agreement contained herein or in the Agreement, or in aid of the execution of any power herein or therein granted, or for the foreclosure of this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy. Upon the bringing of any suit to foreclose this Mortgage or to enforce any other remedy available hereunder, the plaintiff shall he entitled as a matter of right without notice and without giving bond to the Company or anyone claiming under, by or through it, and without regard to the solvency or in solvency of the Company or the then value of the promises, to apply to an appropriate court to have a receiver appointed of all the Collateral and of the earnings, income, rents, issues, profits and proceeds thereof, with such power as the court making such appointment shall confer, and the Company does hereby irrevocably consent to such appointment.

         (e) In case of any sale of the Collateral, or of any part thereof, pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Mortgage the Mortgagee may bid and become the purchaser, and the purchaser or purchasers, for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use the Agreement, the Corporate Guaranty and Guaranties thereof, and any claims for interest and premium matured and unpaid thereon, in order that there may be credited as paid on the purchase price the sum apportionable and applicable to the Agreement and Guaranties thereof, including principal and interest and premium thereof, out of the net proceeds of such sale after allowing for the proportion of the total purchase price required to be paid in actual cash. If at any foreclosure proceeding the Collateral shall be sold for a sum less than the total amount of indebtedness for which is therein given, the Mortgagee shall be entitled to the entry of a deficiency decree against the Company and against the property of the Company for the amount of such deficiency.

         (f) The Mortgagee shall have any and all rights and remedies (including, without limitation, extra judicial power of sale) provided to a secured party by the Uniform Commercial Code with respect to any and all parts of the Collateral which are and which are deemed to be governed by the Uniform Commercial Code. Without limiting the generality of the foregoing, the Mortgagee shall, with respect to any part of the Collateral constituting property of the type in respect of which realization on a Lien or security interest granted therein is governed by the Uniform Commercial Code, have all the rights, options and remedies of a secured parry under the Uniform Commercial Code, including, without limitations the right to the possession of any such property, or any part thereof, and the right to enter without legal process any promises where any such property may be found. Any requirement of said Uniform Commercial Code for reasonable notification shall be met by mailing written notice to the Company at its address set forth in Section 5.3 at least five (5) days prior to the sale or other event for which such notice is required.

                (g) The Mortgagee shall have any and all rights and remedies provided for in the Agreement.

         Section 4.3. Application of Proceeds. The purchase money proceeds and/or avails of any sale of the Collateral, or any part thereof and the proceeds and the avails of any remedy hereunder shall be paid to and applied its follows:

                (a) first, to the payment pro rata of costs and expenses of foreclosure or, suit, if any, and of such sale, and to the extent permitted by applicable law, the reasonable, compensation of the Mortgagee, its agents, attorneys and counsel, and of all proper expenses, liability and advances incurred or made hereunder by the Mortgagee or such to agents, attorneys and counsel, and of all taxes, assessments or other superior to the Lien of these presents, except any taxes, assessments or other superior Lien subject to which said sale may have been made;

                (b) second, the amount then owing or unpaid on the Agreement and the Corporate Guaranty with respect to principal, premium and/or fees, if any, and interest; and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid, upon the Agreement and Corporate Guaranty thereof, first, to the unpaid premium and/or fees thereon, if any, second to unpaid interest thereon, and third, to unpaid principal thereof;

                (c) third, to the payment of any other sum required to be paid by the Company pursuant to any provision of this Mortgage, the Agreement, and the Corporate Guaranty (including indebtedness with respect to any other instrument given to secure the Indebtedness Hereby Secured); and

                (d) fourth, to the payment of the surplus, if any, to the Company, its successors and assigns, or to whomsoever may be lawfully entitles to receive the same.

         Section 4.4. Waiver of Extension, Appraisement and Stay Laws. The Company covenants that, upon the occurrence and the continuance of an Event of Default and the acceleration of the Indebtedness Hereby Secured pursuant to
Section 4.2(a) and to the extent that such rights may then be lawfully waived, it will not at any time thereafter insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension law both statutory and common law, now or at any time hereafter in force, or claim, take or insist upon any benefit or advantage of or from any law both statutory and common law, now or hereafter, in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction or, after confirmation of any such sale or sales claim or exercise any right under common law or any statute now or hereafter made, or enacted by any state or otherwise to redeem the property so sold or any part thereof, and hereby expressly waives for itself and on behalf of each and every person who may claim under it, all benefit and advantage of any such law or laws both statutory and common law, which would otherwise be available to any such Person in connection with the enforcement of any of the Mortgagee's remedies hereunder; and covenants that it will not in connection with any such enforcement proceedings invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to the Mortgagee but will suffer and permit the execution of every such power as though no such law or laws had been made, enacted or existed. The foregoing waivers as well as the waivers hereinafter set forth in this Section
4.4 shall particularly include but not be limited to all of the Company's rights of appraisement and redemption under the Act of the General Assembly of the State of Arkansas approved May 8, 1899, and all rights under the Act of the General Assembly of the State of Arkansas entitled ' "An Act to Regulate the Foreclosure of Mortgages" ', approved February 9, 1933.".

         The Company hereby waives any and all rights of redemption from sale under any order or decree of foreclosure pursuant to rights herein granted, on behalf of the Company, and each and every Person acquiring any interest in, or title, to the Collateral described herein subsequent to the date of this Mortgage, and on behalf of all other Persons to the extent permitted by applicable law.

         Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of the Company in and to the property sold and shall be a perpetual bar, both at law and in equity, against the Company, its successors and assigns, and against any and all Persons claiming the property sold or any part thereof under, by or through the Company, its successors or assigns.


         Section 4.5. Effect of Discontinuance of Proceedings. In case the Mortgagee shall have proceeded to enforce any right under the Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued through written notice to the Company by the Mortgagee or shall have been determined adversely, then and in every such case the Company and the Mortgagee shall be restored to its position and rights hereunder as they existed immediately prior to the commencement of such proceedings with respect to the property subject to the Lien and first perfected security interest of this Mortgage.

         Section 4.6. Delay of Omission Not a Waiver. No delay, failure, or omission of the Mortgagee to exercise any right or power arising from any Event of Default on the part of the Company shall exhaust or impair any such right or power or prevent its exercise during the continuance of such Event of Default. No waiver by the Mortgagee of any such Event of Default, whether such waiver be full or partial, shall extend to or be taken to affect any subsequent Event of Default or to impair the rights resulting therefrom, except as may be otherwise provided herein. No right, power or remedy hereunder, is intended to be exclusive of any other right, power or remedy but each and every right, power or remedy shall be cumulative and in addition to any and every other right, power or remedy given hereunder or otherwise existing. Nor shall the giving, taking or enforcement of any other or additional security, collateral or guaranty for the payment of the indebtedness secured under this Mortgage operate to prejudice, waive or affect the security of this Mortgage, or any rights, powers or remedies hereunder; nor shall the Mortgagee be required to first look to, enforce or exhaust such other or additional security, collateral or guaranties.

         Section 4.7. Costs and Expenses of Foreclosure. In any suit to foreclose the Lien or first perfected security interest hereon there shall be allowed and included as additional Indebtedness Hereby Secured in the decree for sale till expenditures and expenses which may be, paid or incurred by or on behalf of the Mortgagee for reasonable attorney's fees, reasonable appraiser's fees, outlays for documentary and expert evidence, stenographic charges, publication costs and costs (which may be, estimated as the items to be expended after the entry of the decree) of procuring all such abstracts of title, title searches and examination, guarantee policies, and similar data and assurances with respect to title as the Mortgagee may deem to be reasonably necessary either to prosecute any foreclosure action or to evidence to the bidder at any sale pursuant thereto the true condition of the title to or the value of the Collateral, all of which expenditures shall become so much additional Indebtedness Hereby Secured which the Company agrees to pay and all of such shall be immediately due and payable with interest thereon from the date of expenditure until paid at the Default Rate.

         Section 4.8. Note to Become Due Upon Sale By Mortgagee. Upon any sale under or by virtue of this Mortgage, whether pursuant to foreclosure, power of sale or otherwise, the entire, unpaid principal amount due to the Mortgagee under the Agreement, the Corporate Guaranty, and the Guaranties thereof, hereunder, or otherwise, shall, unless the Mortgagee shall expressly declare otherwise, or, if not previously declared due and payable, immediately become due and payable, together with interest accrued thereon and premium and/or fees, if any, and all other indebtedness which this Mortgage by its terms secures, anything contrary in this Mortgage, the Agreement, the Corporate Guaranty, the Guaranties thereof, or any other instrument to the contrary notwithstanding.

SECTION 5.       MISCELLANEOUS:

         Section 5.1. Successors and Assigns. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the, successors and assigns of such party; and all the covenants, promises and agreements in this Mortgage contained by or on behalf of the Company, or by or on behalf of the Mortgagee, shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not.

         Section 5.2. Severability. The unenforceability or invalidity of any provision of provisions of this Mortgage shall not render any other provision or provisions herein contained unenforceable or invalid.

         Section 5.3. Addresses for Notices and Demands. All communications provided for herein shall be in writing and shall be deemed to have been given (unless otherwise required by the specific provisions hereof in respect of any matter) when delivered personally or when deposited in the United States mail, registered or certified, postage prepaid, or mailed prepaid overnight air courier, addressed as follows:

If to the Company:                         STRIKER HOLDINGS, INC.
                                           One Riverway, Suite 2450
                                           Houston, Texas 77056

If to the Mortgagee:                       FINOVA CAPITAL CORPORATION
                                           111 West 40th Street
                                           New York, New York 10018

with a copy to:                            Jeffrey A. Wurst, Esq.
                                           RUSKIN, MOSCOU, EVANS &
                                            FALTISHCHEK, P.C.
                                           170 Old Country Road
                                           Mineola, New York 11501

or as to either party at such other address as such party may designate by notice duly given in accordance with this Section to the other party.

         Section 5.4. Headings and Table of Contents. The headings of the sections of this Mortgage and the table of contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

         Section 5.5. Release of Mortgage. This Mortgage shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Indebtedness Hereby Secured shall have been fully paid and satisfied and any commitment of the Mortgagee to extend any credit to the Company under the Agreement, the Corporate Guaranty, or otherwise, shall have terminated. Upon such termination of the Agreement and the Corporate Guaranty, the mortgagee shall, upon the request and at the expense of the Company, forthwith release all its liens and security interests hereunder.

         Section 5.6. Counterparts. This Mortgage may be executed, edged and delivered in any number of counterparts, each of such counterparts constituting an original but all together only one Mortgage.

         Section 5.7. Successor Mortgagee. The Mortgagee may, at any time, by instrument in writing, appoint a successor or successors to, or discharge and appoint a new Mortgagee the place of, any Mortgagee named herein or acting hereunder, which instrument, executed and acknowledged by the Mortgagee; and recorded in the office of the County Recorder of the county wherein the Collateral is situated, shall be conclusive proof of the proper substitution of such successor or successors or new Mortgagee, who shall have all the estate powers, duties, rights and privileges of the predecessor Mortgagee,

         Section 5.8. Governing Law. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State of New York except to the extent the real and personal property laws of the Sate of Arkansas, including laws relating to the creation, perfection and enforcement of liens on real and personal property located in Arkansas, shall necessarily apply to the enforcement of the security covered by this Mortgage.

         Section 5.9.     Time. Time shall be of the essence of this Mortgage.

         Section 5.10. No Oral Change. This Mortgage may only be modified or amended by an agreement in writing signed by Mortgagor and Mortgagee, and may only be released, discharged, or satisfied of record by an agreement in writing signed by Mortgagee.

         Section 5.11. Security Agreement (Accounts Receivable Inventory, Machinery and Equipment). This Mortgage is subject to all of the terms, covenants and conditions of a certain revolving credit security Agreement dated as of April 25, 1995 and entered into between the Company and Mortgagee (such Agreement, as it may be amended, supplemented or otherwise modified) and the Corporate Guaranty, which Agreement, Corporate Guaranty and all of the terms, covenants and conditions thereof are by this reference incorporated herein and made a part hereof with the same force and effect as if set forth at length herein. All advances made and all indebtedness arising and accruing under this Agreement and the Corporate Guaranty from time to time shall be secured by this Mortgage. In the event of any conflict or ambiguity between the terms, covenants and conditions of this Mortgage and the Agreement or the Corporate Guaranty, the terms, covenants and conditions which shall enlarge the rights and remedies of Mortgagee and the interest of Mortgagee in the Collateral, afford Mortgagee greater financial security in the Collateral and better assure payment of the Indebtedness Secured Hereby in full, shall control.


        IN WITNESS WHEREOF, the Company has caused this Mortgage to be executed in its behalf by its President and attested by its Secretary as of the day and year first above written.



                                        STRIKER HOLDINGS, INC.


                                        By: /s/ DAVID A. COLLINS
                                            ----------------------------------
                                        Printed Name: David A. Collins
                                        Its President and CEO

ATTEST:


By: /s/ MATTHEW D. POND
   --------------------------
Printed Name: Matthew D. Pond
             ----------------
Its  Secretary
    -------------------------

                                ACKNOWLEDGEMENT

STATE OF TEXAS     )
                   )  ss.
COUNTY OF HARRIS   )

        I, Brenda Benz Melton a Notary Public in and for the County and State aforesaid, do hereby certify that David A. Collins personally known to me to be the same person whose name is as President & CEO of STRIKER HOLDINGS, INC., a Texas corporation, subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he, being thereunto duly authorized, signed and sealed with the seal of said Corporation, and delivered the said instrument as the free and voluntary act of said Corporation and a his own free and voluntary act, for the uses and purposes therein set forth.

        Given under by hand and notarial seal this 18th day of August, 1995.


                                            /s/ BRENDA BENZ MELTON
                                            --------------------------------
                                                Notary Public

                                                County of Residence:  Harris

                                            --------------------------------

[SEAL]

My Commission Expires:
February 13, 1999
-------------------------

This Instrument was prepared by:
EICHENBAUM, SCOTT, MILLER
  LILES & HEISTER, P.A.
124 W. Capitol Avenue, Suite 1400
Little Rock, Arkansas 72201-3736
(501)376-4531

A part of the NW 1/2 NE 1/2 and a part of the NE 1/2 NW 1/2 of Section 22, Township 15 South, Range 19 West, Ouachita County, Arkansas particularly described as follows:

COMMENCE   at the Southeast corner of the NW 1/2 NE 1/2 and run N02 degrees 02'
09" E 42.09 feet to a net wire fence;

THENCE,    N87 degrees 48' 10"W 87.30 feet along said fence to a 5/8" rod for the POINT OF BEGINNING of the tract herein described being described as 68 feet North and 155 West of the Southeast corner of said NW 1/2 NE 1/2 in a warranty deed from Travis and Fauver to Elk Roofing Manufacturing Company recorded in Book 273 at page 239;

THENCE,    N87 degrees 18' 00"W along said fence 534.57 feet to a 1" pipe;

THENCE,    N88 degrees 08' 27"W along said fence 363.09 feet to a 3/4" pipe;

THENCE,    S88 degrees 46' 43"W along said fence 80.13 feet to a 5/8" rod;

THENCE,    N87 degrees 44' 59"W along said fence 419.87 feet to a 3/4" pipe;

THENCE,    N87 degrees 48' 36"W along said fence and fence-line extended 229.00 feet to a 3/8" rebar;

THENCE,    N32 degrees 04' 50"W 63.00 feet to a 3/4" iron rod;

THENCE,    N00 degrees 55' 24"W 226.37 feet to a 3/8" rebar set in the
Southeastern right-of-way of the St. Louis-Southwestern Railway: point being at 1,187 feet Southwesterly along the right-of-way from the South right of way of a county road;

THENCE,    N55 degrees 25' 13"E along said Southeastern right-of-way 307.38 feet to a 3/8" rebar;

THENCE,    N12 degrees 51' 53"W 99.65 feet to a 1/2" rod set as the Southwest corner of a tract conveyed by Harry R. and Ann Arring Roofing Company recorded in Book 362 at Page 187, said rod being in a fence corner;

THENCE,    N12 degrees 51' 53"W along said fence 406.27 feet to a 3/4" pipe;

THENCE,    N41 degrees 25' 17"E 485.04 feet to a 1-1/4" pipe set as the
Northwest corner of the NW 1/2 NE 1/2;

THENCE,    S87 degrees 16' 34"E along the North line of said NW 1/2 N 1/2E
403.00 feet to a 3/8" rebar;

THENCE,    S34 degrees 30' 09"W 66.84 feet to a 3/8" rebar set in the East right-of-way of a gravel public road as located by a sur Pipeline Corporation in 1962;

THENCE,    S25 degrees 46' 50"E along said right-of-way 80.00 feet to a 3/8"
rebar;

THENCE,    S23 degrees 06' 53"E along said right-of-way 142,65 feet to a 3/8"
rebar set in the Northwestern right-of-way of said rebar

THENCE,    S61 degrees 28' 05"E parallel with the centerline of a county road
112.56 feet to a 3/8" rebar set in the Southeastern of said railroad, said point also being the Southwestern corner of a tract conveyed by Stephens Trucking Company to Elk Roofing recorded in Book 323 at page 291;

THENCE,    N55 degrees 51' 52"E along the Southeastern right-of-way of said railroad 112.20 feet;

THENCE,    N57 degrees 55' 23"E along said right-of way 67.66 feet to a 3/8"
rebar;

THENCE,    S02 degrees 02' 09"W 135.69 feet to a 3/8" rebar in the Northern right-of-way of said county road;

THENCE,    S20 degrees 10' 16"W 41.14 feet to a 3/8" rebar set in the South right-of-way of said county road;

THENCE,    S74 degrees 01' 11"E along said right-of-way 642.98 feet to a 3/8 rebar in the East line of said NW 1/2 NE 1/2;

THENCE,    S02 degrees 02' 09"W along said East line 830.51 feet to a fence;

THENCE,    N87 degrees 48' 10"W along said fence 87.30 feet to the point of beginning, containing 40.414 acres more or less.

LESS AND EXCEPT 1.955 acres in St. Louis - Southwestern Railway right-of-ways leaving an aggregate of 38.459 acres, of acres are in the NW 1/2 NE 1/2 and
7.460 acres are in the NE 1/2 NW 1/2.